Exhibit 99.1

FOR IMMEDIATE RELEASE

Federal Signal Corporation Elects New Board Directors

Oak Brook, Ill., December 11, 2013 – Federal Signal Corporation (NYSE: FSS), a leader in environmental and safety solutions, today announced the election of Bonnie C. Lind and John L. Workman to the company’s board of directors, effective February 20, 2014. Ms. Lind is Senior Vice President and Chief Financial Officer and Treasurer of Neenah Paper, Inc. (NYSE: NP), and Mr. Workman is Chief Executive Officer of Omnicare, Inc. (NYSE: OCR).

“We are delighted that Bonnie and John are joining Federal Signal’s board of directors,” said James E. Goodwin, Chairman of the board of Federal Signal. “We look forward to their valuable insight from their years of financial leadership and expertise within their organizations, and John’s unique perspective as a Chief Executive Officer.”

Ms. Lind has served as Chief Financial Officer and Treasurer of Neenah Paper, Inc., a paper and technical specialties corporation, since 2004. Ms. Lind received a Bachelor’s Degree in finance from the University of Georgia.

Mr. Workman has served as Chief Executive Officer of Omnicare, Inc., a managed healthcare corporation, since 2012. Mr. Workman has held a number of positions with Omnicare since 2009, including Chief Financial Officer. Previously, beginning in 2004, Mr. Workman was Executive Vice President and Chief Financial Officer of HealthSouth Corporation. He received a Bachelor’s Degree in accounting from Indiana University and a Master’s Degree in business administration from the University of Chicago.

About Federal Signal

Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.

Contact: Brian Cooper +1-630-954-2000, bcooper@federalsignal.com

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